CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

         CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2018 RESULTS

Norton, Massachusetts, October 31, 2018.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $6.1 million and a net loss of $14 thousand for the quarter ended September 29, 2018.  This compares with revenues of $4.2 million and net income of $13 thousand for the quarter ended September 30, 2017.

Revenues for the nine months ended September 29, 2018 were $15.5 million compared with revenues of $10.8 million for the corresponding period a year ago, an increase of 44%.  The net loss for the nine-month period in 2018 totaled $845 thousand compared with a net loss of $924 thousand for the first nine months of 2017.

Grant Bennett, President and CEO, commented, “A year ago we embarked on a strategy to become the dominant supplier of baseplates for high power modules.  This strategy involved aggressive pricing, two-year sourcing agreements and, in the case of one large European customer, assuming responsibility for the vendor plating their baseplates.  While these actions had the immediate impact of depressing margins and increasing our investment in working capital, our vision that this will lead to generating significant value in the future is reflected in our sales growth.  Forecasts by these major customers suggests that their demand will remain strong for the remainder of 2018 and 2019.”

Mr. Bennett continued, “We recently completed the second update of our five-year strategic plan. That process involved assessing the growth for current and potential markets and identifying pathways to achieve continued growth in market share.  We are confident that the actions which have flowed from this activity will lead to compounded double-digit growth rates together with increasing margins over the five-year period.”

The Company will be hosting its third quarter conference call with investors at 4:30 PM today.  Those interested in participating in the conference call should dial:

Call in Number:  855-863-0441

Conference ID:  1492174

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2018 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)
	--Quarter Ended--		-- Nine Months Ended--
	Sept. 29,	Sept. 30,	Sept. 29,	Sept. 30,
	2018	2017	2018	2017

Total Revenues	$6,116,448	$4,211,962	$15,500,173	$10,781,175
Cost of Sales	5,152,598	3,450,915	13,786,762	9,686,103
Gross Margin	963,850	761,047	1,713,411	1,095,072
Operating Expenses	982,765	743,634	2,822,240	2,650,526
Operating income (loss)	(18,915)	17,413	(1,108,829)	(1,555,454)
Interest income (expense), net	(13,679)	2,815	(25,313)	8,065
Other income	13,645	----	13,645	----
Net income (loss) before income taxes	(18,949)	20,228	(1,120,497)	(1,547,389)
Income tax (benefit) expense	(5,000)	7,000	(275,000)	(623,000)
Net income (loss)	(13,949)	13,228	(845,497)	(924,389)
Net income (loss) per diluted share	($0.00)	$0.00	($0.06)	($0.07)
Wtd ave. shares outstanding, diluted	13,203,436	13,203,436	13,203,436	13,203,436

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)
	Sept. 29,	Dec. 30,
	2018	2017
Assets

Current assets:
Cash and cash equivalents	$87,976	$1,339,572
Accounts receivable, net	3,902,117	2,943,373
Inventories, net	3,571,276	2,109,513
Prepaid expenses and other current assets	108,993	101,086
Total current assets	7,670,362	6,493,544

Property and equipment, net	1,422,575	1,490,498
Deferred taxes, non-current	3,313,666	3,038,666
Total assets	$12,406,603	$11,022,708

Liabilities and Stockholders' Equity

Current liabilities:
Line of Credit	$900,000	$ ----
Accounts payable	1,992,992	946,385
Accrued expenses	902,576	655,489
Deferred Revenue	----	100,000
Total current liabilities	3,795,568	1,701,874

Stockholders' equity	8,611,035	9,320,834
Total liabilities and stockholders' equity	$12,406,603	$11,022,708